Exhibit 3.31 - Second Amendment of Articles - Change Authorized Stock


STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

Nathaniel Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY: FIRST: That at a meeting of the Board of Director of Nathaniel Energy Corporation resolution were dully adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended, said Article shall be and read as follows: THE AMOUNT OF THE TOTAL AUTHORIZED CAPITAL STOCK OF THIS CORPORATION IS DIVIDED INTO 75,000,000 SHARES OF COMMON STOCK AT $.001 PAR VALUE AND 2,000,000 OF PREFERRED STOCK AT $.001 PAR VALUE.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was dully called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares a required by statue were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General  Corporation Law of the State of Delaware.FOURTH:
That the capital of said corporation shall not be reduced under or by reason of said amendment.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, Said Nathaniel Energy Corporation has caused this certificate to be signed by Stan Abrams, an Authorized Officer, This 24th day of April, 2002.

BY: /s/ Stan Abrams
        ----------------
NAME:   Stan Abrams
Title:  President/Directors

State of Delaware: time stamp Secretary of State Division of Corporations Filed 11:15AM 04/25/2002 #020264626-2582785